  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Dynatronics Corporation of our report dated September 25, 2019, relating to our audit of the June 30, 2019 consolidated financial statements, which appears in the June 30, 2019 Annual Report on Form 10-K of Dynatronics Corporation.

/s/ Tanner LLC

Salt Lake City, Utah
September 26, 2019